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                                                                     EXHIBIT 8.1

                                                          January 30, 2001



                          Agreement and Plan of Merger

                          Dated as of August 19, 2000,

     By and Between Transocean Sedco Forex Inc., Transocean Holdings Inc.,
                  TSF Delaware Inc. and R&B Falcon Corporation


Dear Sirs:

                  We have acted as counsel for R&B Falcon Corporation, a Delaware corporation ("R&B Falcon"), in connection with the proposed merger whereby TSF Delaware Inc., a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of Transocean Holdings Inc., a Delaware corporation ("Sub") and wholly-owned subsidiary of Transocean Sedco Forex, Inc., a Cayman Islands corporation ("Transocean"), will merge with and into R&B Falcon, with R&B Falcon being the surviving entity (the "Merger") pursuant to an Agreement and Plan of Merger, dated as of August 19, 2000, by and between Transocean, Sub, Merger Sub and R&B Falcon (the "Merger Agreement").

                  In that connection, you have requested our opinion regarding certain U.S. Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement and Prospectus of R&B Falcon and Transocean(the "Proxy Statement/Prospectus") filed with the Securities and Exchange Commission (the "SEC"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of

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the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct, (iii) the representations made by R&B Falcon and Transocean, in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement) and (iv) any representations made in the Representation Letters "to the best knowledge of" or similarly qualified are correct without such qualification. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Proxy Statement/Prospectus, our opinions as expressed below may be adversely affected and may not be relied upon. For purposes of this opinion, "U.S. Holder" means (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions, (iii) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust, or (iv) an estate that is subject to U.S. Federal income tax on its income regardless of its source.

                  Based upon the foregoing, for U.S. Federal income tax purposes, we are of opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) no gain or loss will be recognized by U.S. Holders of R&B Falcon common shares as a result of the conversion of R&B Falcon common shares into Transocean ordinary shares pursuant to the Merger (except with respect to cash received in lieu of fractional Transocean ordinary shares) provided that, in the case of U.S. Holders that, immediately after the Merger and taking into account any Transocean shares owned by such U.S. Holders immediately prior to the Merger as well as any Transocean shares received by such U.S. Holders pursuant to the Merger, own 5 percent or more (by either vote or value) of the shares of capital stock of Transocean ("5% Transocean Shareholders"), gain will not be recognized only if such 5% Transocean Shareholders enter into gain recognition agreements with the Internal Revenue Service as required

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under Section 367 of the Code and the Treasury Regulations promulgated thereunder, (iii) other than with respect to 5% Transocean Shareholders who fail to enter into a gain recognition agreement (as described in clause (iii)) the aggregate tax basis of the Transocean ordinary shares received by U.S. Holders of R&B Falcon common shares in the Merger will be the same as the aggregate tax basis of the R&B Falcon common shares converted, and (iv) other than with respect to 5% Transocean Shareholders who fail to enter into a gain recognition agreement (as described in clause (iii)) the holding period of the Transocean ordinary shares received by U.S. Holders of R&B Falcon common shares will include the holding period of shares of R&B Falcon common shares converted.

                  Our opinions are based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

                  This opinion is being provided for the benefit of R&B Falcon so that R&B Falcon may comply with its obligation under the Federal securities laws. We consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.


                                                  Very truly yours,

                                                  /s/ CRAVATH, SWAINE & MOORE


R&B Falcon Corporation
901 Threadneedle
Houston, Texas 77079